Exhibit 3.1

Strictly Confidential

THE COMPANIES ACT (AS REVISED)
EIGHTH AMENDED AND RESTATED MEMORANDUM AND
ARTICLES OF ASSOCIATION OF
CREDO TECHNOLOGY GROUP HOLDING LTD
(Adopted by Special Resolution on May 4, 2021)

THE COMPANIES ACT (AS REVISED)
EIGHTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
CREDO TECHNOLOGY GROUP HOLDING LTD
(Adopted by Special Resolution on May 4, 2021)
1.    The name of the Company is Credo Technology Group Holding Ltd
2.    The registered office will be situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place in the Cayman Islands as the Directors may from time to time decide.
3.    The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object that is not prohibited by any law of the Cayman Islands.
4.    The Company shall have and be capable of exercising all the powers of a natural person of full capacity as provided by law.
5.    The liability of each Member is limited to the amount, if any, unpaid on such Member’s shares.
6.    The authorised share capital of the Company is USD 9,498.4142 divided into 137,908,458 Ordinary Shares of a nominal or par value of USD 0.00005 each and 52,059,826 Preferred Shares of a nominal or par value of USD 0.00005 each, of which 8,313,334 shall be designated Series A Preferred Shares, 8,592,644 shall be designated Series B Preferred Shares, 5,245,243 shall be designated Series C Preferred Shares, 20,027,628 shall be designated Series D Preferred Shares and 9,880,977 shall be designated Series D+ Preferred Shares.
7.    The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to apply for deregistration in the Cayman Islands.
8.    Capitalised terms that are not defined herein bear the same meaning given to them in the Eighth Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT(AS REVISED)
EIGHTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
Credo Technology Group Holding Ltd
(Adopted by Special Resolution on May 4, 2021)
INTERPRETATION
1.    Table A of the First Schedule to the Act shall not apply to the Company.
2.    In these Articles, the following capitalised terms shall have the following meanings.
Act: the Companies Act (As Revised) of the Cayman Islands;
Additional Ordinary Shares: all Ordinary Shares issued by the Company after the Original Issue Date, other than Ordinary Shares (or Options or Convertible Securities) issued or issuable (or deemed to be issued or issuable pursuant to Article 171):
a)    upon conversion of Preferred Shares;
b)    to employees, officers, Directors or consultants of the Company pursuant to option plans, restricted stock plans or other arrangements approved by the Board of Directors, including at least one Preferred Share Director;
c)    upon exercise or conversion of Options or Convertible Securities outstanding on or prior to the Original Issue Date;
d)    pursuant to Recapitalizations subject to Article 174;
e)    in connection with a registered public offering of the Company’s Shares;
f)    pursuant to a dividend or distribution on the Preferred Shares; and
g)    pursuant to other transactions expressly excluded from the definition of “Additional Ordinary Shares” by approval of Members holding at least a majority of the then outstanding Preferred Shares, voting as a separate class.
Approving Members: has the same meaning as in Article 176.
Articles: these Eighth Amended and Restated Articles of Association of the Company as amended or supplemented from time to time in accordance herewith.
Auditors: the auditors for the time being of the Company (if any).
Board of Directors: the board of the Company’s Directors.
Business Day: a day (other than a Saturday or Sunday) on which banks are open for business in the State of California in the United States of America.
Cisco: Cisco Investments LLC, a Delaware limited liability company.
Company: the above named company.

Conversion Date: the date specified in any notice served by a Member holding Preferred Shares electing to convert such Shares or the date on which automatic conversion of Preferred Shares is to occur in accordance with Article 167.
Conversion Price: has the meaning given in Article 165 and as adjusted pursuant to these Articles.
Convertible Securities: any Shares or any other securities convertible into or exchangeable for Ordinary Shares or for other Convertible Securities.
Deemed Winding Up Event: has the meaning given in Article 153.
Directors: the directors for the time being of the Company.
Distribution: the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than (A) dividends on Ordinary Shares payable in Ordinary Shares, and (B) the purchase or redemption of Shares for cash or property in connection with: (i) repurchases by the Company at the original purchase price of Ordinary Shares issued to employees, officers, Directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (ii) repurchases by the Company of Ordinary Shares issued to employees, officers, Directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such rights; (iii) repurchases of Shares in connection with the settlement of bona fide disputes with any Member that are approved by the Board of Directors; (iv) any other repurchase or redemption of Shares approved by the Members (subject to the terms of Article 99(f)) or effected as part of the conversion of Preferred Shares pursuant to Article 164.
Dividend Rate: for each Preferred Share, a non-cumulative annual rate of eight percent (8%) of the Original Purchase Price (subject to adjustment for Recapitalizations).
Dollars or USD: the dollar currency of the United States of America and references to cents should be construed accordingly.
Drag-Along Right: has the meaning given in Article 176.
Electronic Record: has the same meaning as in the Electronic Transactions Act (As Revised) of the Cayman Islands.
FIIF: Future Industry Investment Fund (先进制造产业投资基金(有限合伙)).
Indemnified Person: any Director, officer or member of a committee duly constituted under these Articles and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors, administrators, personal representatives or successors or assigns;
Independent Director: has the meaning given in Article 88.
Liquidation Preference: has the meaning given in Article 152.
Member: has the same meaning as in the Act.
Memorandum: the Eighth Amended and Restated Memorandum of Association of the Company as amended or supplemented from time to time by Special Resolution.

Month: a calendar month.
Option: any right, option or warrant to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities.
Ordinary Resolution: a resolution:
a)    passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or
b)    a written resolution signed by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.
Ordinary Share: shares in the capital of the Company of USD 0.00005 par value designated as Ordinary Shares and having the rights provided for in these Articles.
Ordinary Share Directors: has the meaning given in Article 87.
Original Issue Date: the date on which the first Series D+ Preferred Share was issued.
Original Purchase Price: USD 1.00 per Share with respect to each Series A Preferred Share, USD 2.094814 with respect to each Series B Preferred Share, USD 4.2896 with respect to each Series C Preferred Share, USD 4.9931 with respect to each Series D Preferred Share and USD 5.80517 with respect to each Series D+ Preferred Share, in each case as adjusted for Recapitalizations.
Preferred Share Directors: has the meaning given in Article 86.
Preferred Shares: shares in the capital of the Company of USD 0.00005 par value designated as Preferred Shares and having the rights provided for in these Articles.
Qualified IPO: has the meaning given in Article 167.
Recapitalization: any Share split, dividend, Share combination or consolidation, recapitalization, reclassification or other similar event in relation to the shares of the Company.
Registered Office: the registered office for the time being of the Company in the Cayman Islands.
Register of Members: the register of Members to be kept in accordance with the Act and includes every duplicate Register of Members.
Remaining Members: has the meaning given in Article 176.
Sale of Assets: (i) the acquisition of the Company by another entity or person by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of Shares for capital raising purposes) that results in the voting securities of the Company outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of the Company, such surviving entity or the entity that controls such surviving entity; or (ii) a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company or the exclusive license of all or substantially all of the Company’s intellectual property used in generating all or substantially all of the Company’s revenues.
Samsung: Samsung Oak Holdings, Inc., a Delaware corporation, and its affiliates.
Seal: the common seal of the Company (if any) and includes every duplicate seal.
Secretary: the secretary for the time being of the Company and any person appointed to perform any of the duties of the secretary;
Securities Act: the United States Securities Act of 1933, as amended.
Series A Preferred Share: Preferred Shares designated as Series A Preferred Shares and having the rights provided for in these Articles.
Series B Preferred Share: Preferred Shares designated as Series B Preferred Shares and having the rights provided for in these Articles.
Series C Preferred Share: Preferred Shares designated as Series C Preferred Shares and having the rights provided for in these Articles.
Series D Preferred Share: Preferred Shares designated as Series D Preferred Shares and having the rights provided for in these Articles.
Series D+ Preferred Share: Preferred Shares designated as Series D+ Preferred Shares and having the rights provided for in these Articles.
Share: a share in the capital of the Company and includes a fraction of a share.
Share Premium Account: the share premium account established in accordance with these Articles and the Act.
Share Sale: a transaction or series of related transactions in which a person or entity, or a group of related persons or entities, acquires from Members Shares representing more than fifty percent (50%) of the outstanding voting power of the Company.
Skylark: Skylark Partners LLC, a Delaware limited liability company.
Special Resolution: a resolution that is described as such in its terms:
a)    passed by a majority of not less than two thirds of such Members as, being entitled to do so, vote in person or by proxy, at a duly convened general meeting of the Company; or
b)    a written resolution signed by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.
2.1    Words importing the singular number include the plural number and vice versa.
2.2    Words importing the masculine gender include the feminine gender.

2.3    Words importing persons include corporations and any other legal or natural persons.
2.4    Any reference to writing includes all modes of representing or reproducing words in a visible and legible form, including in the form of an Electronic Record.
2.5    Any requirements as to delivery under the Articles include delivery in the form of an Electronic Record.
2.6    Any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transaction Act (As Revised).
2.7    The word may shall be construed as permissive and the word shall shall be construed as imperative.
2.8    Any phrase introduced by the terms including, include, in particular, or any similar expression shall be merely illustrative and shall not limit the sense of the words preceding those terms.
2.9    Where any provision of the Act is referred to, the reference is to that provision as modified by any subsequent law for the time being in force.
2.10    Except with respect to capitalised terms defined herein, unless the context otherwise requires, words and expressions defined in the Act bear the same meanings in these Articles.
2.11    References to days are to calendar days, unless otherwise specified.
2.12    Headings are used for convenience only and shall not affect the construction of these Articles.
2.13    In the Articles, sections 8 and 19(3) of the Electronic Transaction Act (As Revised) shall not apply.
REGISTERED AND OTHER OFFICES
3.    The Registered Office of the Company shall be at such place in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to its Registered Office, may establish and maintain such other offices in the Cayman Islands or elsewhere as the Directors may from time to time determine.
SERVICE PROVIDERS
4.    Subject to these Articles, the Directors may appoint any person to act as a service provider to the Company and may delegate to any such service provider any of the functions, duties, powers and discretions available to them as Directors, upon such terms and conditions (including as to the remuneration payable by the Company) and with such powers of sub-delegation, but subject to such restrictions, as they think fit.

ISSUE OF SHARES
Power to Issue Shares
5.    At the date of adoption of these Articles, the Company is authorized to issue 137,908,458 Ordinary Shares and 52,059,826 Preferred Shares, of which 8,313,334 shall be designated Series A Preferred Shares 8,592,644 shall be designated Series B Preferred Shares, 5,245,243 shall be designated Series C Preferred Shares, 20,027,628 shall be designated Series D Preferred Shares and 9,880,977 shall be designated Series D+ Preferred Shares. The powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect to the Ordinary Shares and the Preferred Shares shall be subject to Article 99 and as herein provided. Subject as herein provided (including Article 99), all Shares of the Company for the time being unallotted and unissued shall be under the control of the Board of Directors who may allot, issue or grant options over or otherwise dispose of Shares of the Company on such terms as they think proper, provided that (i) Preferred Shares designated as Series A Preferred Shares may only be issued with the rights and restrictions of the Series A Preferred Shares as set forth in these Articles and with the approval of the Board of Directors (including the Preferred Share Directors), (ii) Preferred Shares designated as Series B Preferred Shares may only be issued with the rights and restrictions of the Series B Preferred Shares as set forth in these Articles and with the approval of the Board of Directors (including the Preferred Share Directors), (iii) Preferred Shares designated as Series C Preferred Shares may only be issued with the rights and restrictions of the Series C Preferred Shares as set forth in these Articles and with the approval of the Board of Directors (including the Preferred Share Directors), (iv) Preferred Shares designated as Series D Preferred Shares may only be issued with the rights and restrictions of the Series D Preferred Shares as set forth in these Articles and with the approval of the Board of Directors (including the Preferred Share Directors), and (v) Preferred Shares designated as Series D+ Preferred Shares may only be issued with the rights and restrictions of the Series D+ Preferred Shares as set forth in these Articles and with the approval of the Board of Directors (including the Preferred Share Directors). All Shares shall be issued fully paid.
No Shares to bearer
6.    The Company shall not issue Shares to bearer.
Fractional Shares
7.    Except as otherwise provided herein, the Company may, in accordance with the Act, issue fractions of Shares.
REGISTER OF MEMBERS
8.    The Directors shall establish and maintain (or cause to be established and maintained) the Register of Members at the Registered Office or at such other place determined by the Directors in the manner prescribed by the Act.
RECORD DATE
Power of Directors to fix record date
9.    The Directors may fix in advance a date as the record date to determine the Members entitled to notice of or to vote at a meeting of the Members and, for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within 90 days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination.
No fixed record date
10.    If no such record date is fixed, the record date shall be the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be. A determination of Members entitled to vote at any meeting of Members in accordance with this Article, shall apply to any adjournment thereof.
SHARE CERTIFICATES
Issue of Share Certificates
11.    Every Member shall be entitled, without payment, to a certificate of the Company specifying the Share or Shares held by him and the amount paid up thereon. Certificates representing shares of the Company shall be in such form as shall be determined by the Board of Directors. Such certificates shall be under seal and affixed with appropriate legends. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled. The Board of Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.
Certificates for jointly-held Shares
12.    The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person, and delivery of a certificate to one joint holder shall be sufficient delivery to all.
Replacement Share Certificates
13.    If a share certificate is defaced, lost or destroyed, it may be replaced on payment of such fee (if any) and on such terms (if any) as to evidence and indemnity, and on the payment of expenses of the Company in investigating such evidence and preparing such indemnity as the Directors shall think fit and, in case of defacement, on delivery of the old certificate to the Company for cancellation.
TRANSFER OF SHARES
Instrument of transfer
14.    The instrument of transfer of any Share shall be in writing and executed by or on behalf of the transferor (and, if the Directors so determine, the transferee). The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered in the Register of Members in respect of such Share. All instruments of transfer, once registered, may be retained by the Company.
15.    Subject to any applicable restrictions contained in these Articles, Shares shall be transferred in any usual or common form approved by the Directors.

Refusal to register transfers
16.    The Board of Directors shall register any transfer of Shares that is made in accordance with these Articles, and shall decline to register any purported transfer of Shares that is not made in accordance with these Articles; provided however holders of Preferred Shares may transfer to their Affiliates (as defined in that certain Series B Voting Agreement of even date herewith) without any approval of the Board of Directors. The Directors may require reasonable evidence to show the right of the transferor to make the transfer.
17.    If the Directors decline to register a transfer of Shares they shall send notice of the refusal to the transferee within one month after the date on which the transfer was lodged with the Company.
18.    The Directors may also suspend the registration of transfers at such times and for such periods as the Directors may from time to time determine.
TRANSMISSION OF SHARES
Transmission of Shares
19.    If a Member dies, the survivor or survivors (where he was a joint holder), and the legal personal representative (where he was sole holder), shall be the only person recognised by the Company as having any title to the Share. The estate of a deceased Member is not thereby released from any liability in respect of any Share held by him, whether solely or jointly. For the purpose of this Article, legal personal representative means the person to whom probate or letters of administration has or have been granted in the Cayman Islands or, if there is no such person, such other person as the Directors may in their absolute discretion determine to be the person recognized by the Company for the purpose of this Article.
Election by persons entitled on transmission
20.    Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member or otherwise by operation of applicable law may elect, upon such evidence being produced as may be required by the Directors as to his entitlement, either be registered himself as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Member could have made.
Manner of election
21.    If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to transfer the Shares, he shall signify his election by signing an instrument of transfer of such Shares in favour of his transferee. All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Member or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Member.
Rights of persons entitled on transmission
22.    A person becoming entitled to a Share in consequence of the death or bankruptcy of the Member (or otherwise by operation of applicable law), upon such evidence being produced as may be required by the Directors as to his entitlement, shall be entitled to the same dividends and other monies payable in respect of the Share as he would be entitled if he were the holder of such

Share. However, he shall not be entitled, until he becomes registered as the holder of such Share, to receive notices of or to attend or vote at general meetings of the Company or (except as aforesaid) to exercise any other rights or privileges of a Member. The Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the Share and, if the notice is not complied with within sixty days, the Directors may thereafter withhold payment of all dividends and other monies payable in respect of the Shares until the requirements of the notice have been compiled with.
REDEMPTION AND PURCHASE OF SHARES
23.    Subject the provisions of the Act, the Memorandum and these Articles, the Company may:
23.1    purchase its own Shares (including any redeemable Shares) provided that the manner of purchase has been agreed by such Member or Members whose Shares are to be purchased by the Company or, failing such agreement, authorized by Ordinary Resolution, and may make payment for such purchase or for any redemption of Shares in any manner authorized by the Act, including out of capital; and
23.2    reduce its share capital and any capital redemption reserve fund in any manner whatsoever.
VARIATION SHARE RIGHTS
Variation of class rights
24.    If at any time the share capital is divided into different classes of Shares, all or any of the special rights attached to any class of Shares (unless otherwise provided by the terms of issue of the Shares of that class) may be varied or abrogated with the consent in writing of the holders of not less than a majority of the issued Shares of that class or with the sanction of a resolution passed by the holders of not less than a majority of the issued Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To any such separate general meeting, all of the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than one third of the issued Shares of the class and that any holder of Shares of the relevant class present in person or by proxy may demand a poll.
Treatment of classes
25.    For the purpose of a separate class meeting, the Directors may treat two or more of all classes of Shares as forming one class if they consider that such class of Shares would be affected in the same way by the proposals under consideration.
Effect of Share issue on class rights
26.    The rights conferred upon the holders of any Shares shall not, unless otherwise expressly provided in the rights attaching to such Shares, be deemed to be altered by the creation or issue of further Shares ranking pari passu therewith.
NON-RECOGNITION OF TRUSTS
27.    Except as required by the Act or these Articles, or under an order of a court of competent jurisdiction, the Company shall not be bound by or compelled to recognise in any way, even when notice thereof is given to it, any equitable, contingent, future or partial interest in any Share, or any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.
LIEN
Lien generally
28.    The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) called or payable at a date fixed by or in accordance with the terms of issue of such Share in respect of that Share, and the Company shall also have a first and paramount lien on every Share (other than a fully paid up Share) standing registered in the name of a Member, whether singly or jointly with any other person for all debts and liabilities of a Member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member or not. The Directors may at any time, either generally or in any particular case, waive any lien that has arisen or declare any Share to be wholly or in part exempt from the provisions of this Article. The Company's lien, if any, on a Share shall extend to all dividends payable thereon.
Enforcement
29.    The Company may sell, in such manner as the Directors think fit, any Share on which the Company has a lien, provided a sum in respect of which the lien exists is presently payable, and is not paid within fourteen days after a notice in writing has been given to the registered holder for the time being of the Share, demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment.
Completion of sale
30.    For giving effect to any such sale, the Directors may authorize any person to transfer the Share sold to the purchaser thereof. The purchaser shall be registered as the holder of the Share comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings relating to the sale.
Application of proceeds
31.    The net proceeds of such sale shall be applied in payment or discharge of the debt or liability in respect of which the lien exists and as is presently payable, and any balance shall (subject to a like lien for debts or liabilities not presently payable as existed upon the Shares prior to the sale) be paid to the person who was the registered holder of the Share immediately before such sale.
CALLS ON SHARES
Calls on Shares generally
32.    The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their Shares (whether in respect of the par value of the Shares or premium or otherwise and not, by the terms of issue thereof, made payable at a future date fixed by or in accordance with such terms of issue); and each Member shall (subject to the Company serving upon him at least 14 days' notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his Shares. A call may be revoked or postponed by the Directors wholly or in part as the Directors may determine. A call shall be deemed to have been made at the time when the resolution of the Directors authorizing the call was passed.
Payment
33.    Payment of a call may be made by installments on the direction of the Directors.
34.    If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day payment is due to the time of the actual payment at such rate as the Directors may determine, but the Directors may waive payment of such interest wholly or in part.
35.    Any sum payable in respect of a Share on issue or allotment or at any fixed date, whether in respect of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the relevant provisions as to payment of interest, forfeiture or otherwise of these Articles shall apply as if such sum had become due and payable by virtue of a call duly made and notified.
36.    The Directors may issue Shares with different terms as to the amount and times of payment of calls.
Liability of joint holders
37.    The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.
Interest
38.    The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any Shares held by him; and may (until the amount would otherwise become payable) pay interest at such rate (not exceeding six per cent without the sanction of the Company in general meeting) as may be agreed upon between the Member paying the sum do advance and the Directors.
FORFEITURE OF SHARES
Notice
39.    If a Member fails to pay any call or installment of a call by the date it becomes due and payable, the Directors may, at any time thereafter while such call or installment remains unpaid, give notice to the Member requiring payment of the unpaid portion of the call or installment, together with any accrued interest and expenses incurred by the Company by reason of such non-payment.
40.    The notice shall specify where and by what date (not being less than the expiration of 14 days' from the date of the notice) payment is to be made and shall state that if it is not complied with the Shares in respect of which the call was made will be liable to be forfeited. The Directors may accept the surrender of any Share liable to be forfeited hereunder and, in such case, references to these Articles to forfeiture shall include surrender.
Forfeiture for non-compliance
41.    If such notice is not complied with, any Share in respect of which the notice was given may thereafter, before the payment of all calls or installments and interest due in respect thereof has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends declared, other distributions or other monies payable in respect of the forfeited Shares and not paid before the forfeiture.
Forfeited Shares
42.    Subject to these Articles, a forfeited Share may be sold, re-allotted or otherwise disposed of upon such terms and in such manner as the Directors shall think fit, and at any time before a sale, re-allotment or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.
Continued liability for forfeited Member
43.    A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall remain liable to pay to the Company all moneys which at the date of forfeiture were presently payable by him in respect of the Shares together with interest at such rate as the Directors may determine from the date of forfeiture until payment, but his liability shall cease if and when the Company receives payment in full of all amounts due in respect of the Shares. The Company may enforce payment without being under any obligation to make any allowance for the value of the Shares forfeited.
Evidence of forfeiture
44.    An affidavit in writing by a Director or Secretary of the Company that a Share has been duly forfeited on a specified date, shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale, re-allotment or disposition thereof and may authorize some person to execute a transfer of the Share in favor of the person to whom the Share is sold, re-allotted or otherwise disposed of, and he shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale, re-allotment or disposition of the Share.
45.    The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share, or by way of premium or otherwise, as if the same had been made payable by virtue of a call duly made and notified to the Member.
INCREASE OF CAPITAL
46.    Subject to these Articles, the Company may from time to time by Ordinary Resolution increase its share capital by such sum, to be divided into new Shares of such par value, and with such rights, priorities and privileges attached thereto as the resolution shall prescribe.
47.    Subject to these Articles and any directions given by the Company in a general meeting, all new Shares shall be at the disposal of the Directors in accordance with these Articles.
48.    The new Shares shall be subject to the same provisions of these Articles with reference to the payment of calls, lien, forfeiture, transfer, transmission and otherwise, as the Shares in the original share capital.

ALTERATION OF CAPITAL
49.    Subject to these Articles, the Company may from time to time:
49.1    by Ordinary Resolution:
a.    consolidate and divide all or any of its share capital into Shares of larger par value than its existing Shares;
b.    sub divide its existing Shares, or any of them, into Shares of smaller par value than is fixed by the Memorandum, subject nevertheless to the provisions of section 13 of the Act;
c.    cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person;
d.    convert all or any paid up Shares into stock, and reconvert all or any stock into paid up Shares of any denomination; and
e.    divide its Shares into several classes and attach to such classes any preferential, deferred, or special rights or restrictions in accordance with these Articles;
49.2    by Special Resolution:
a.    change the currency denomination of its share capital;
b.    reduce its share capital and any capital redemption reserve fund in any manner whatsoever; and
c.    merge or consolidate with any one or more constituent companies (as defined in the Act).
GENERAL MEETINGS
Convening a meeting
50.    The Directors may, whenever they think fit, convene an extraordinary general meeting. If at any time there are not sufficient Directors capable of acting to form a quorum, any Director, or any one or more Members holding in the aggregate not less than one third of the total issued share capital of the Company entitled to vote, may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.
Members' requisition
51.    The Directors shall, upon the requisition in writing of one or more Members holding in the aggregate not less than one tenth of such paid up capital of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting. Any such requisition shall express the object of the meeting proposed to be called, and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form, each signed by one or more requisitionists.
52.    If there are no Directors as at the date of the deposit of the Members' requisition or if the Directors do not convene a general meeting within 21 days from the date of the deposit, the requisitionists or any of them or any other Member or Members holding in the aggregate not less than one tenth of such paid up capital of the Company as at the date of the requisition, may convene an extraordinary general meeting. A general meeting convened by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by the Directors.
NOTICE OF GENERAL MEETINGS
Length and form of notice
53.    At least 5 days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the time of meeting and, in the case of special business, the general nature of the business to be conducted at the general meeting, and shall be given in the manner provided in these Articles or in such other manner (if any) as may be prescribed by the Company, to such persons as are entitled to receive such notices from the Company. A general meeting may be convened by such shorter notice, or without notice, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority of (i) not less than majority of the then outstanding Ordinary Shares and (ii) not less than majority of the then outstanding Preferred Shares.
Omission or non-receipt
54.    The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by any Member entitled to receive notice shall not invalidate the proceedings of any meeting; provided however that failure to give notice to the holders of the Preferred Shares for any actions proposed to be taken under Article 99 shall invalidate any action purportedly taken which was subject to Article 99.
PROCEEDINGS AT GENERAL MEETINGS
55.    All business shall be deemed special that is transacted at an extraordinary general meeting.
Quorum
56.    No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the meeting. Save as herein otherwise provided, one or more Members holding in the aggregate not less than (i) a majority of the total issued share capital of the Company, and (ii) a majority of the Preferred Shares, present in person or by proxy and entitled to vote shall be a quorum.
Adjournment for lack of quorum
57.    If within five minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting shall be dissolved and shall stand adjourned to the same day in the next week, at the same time and place or to such other time or such other place as the Board of Directors may determine.
Meeting by telephone or other facilities
58.    A meeting of the Members may be held by telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or video conferencing) by which all persons participating in the meeting can communicate with each other simultaneously and instantaneously, and participation in such a general meeting shall constitute presence in person at such meeting.
59.    Any Director shall be entitled to attend and speak at any general meeting of the Company.
Appointment of chairman
60.    The chairman (if any) of the Board of Directors shall preside as chairman at every general meeting of the Company. If there is no such chairman, or if at any meeting he is not present within five minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall choose one of their number to act or, if only one Director is present, he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the Members present and entitled to vote shall elect one of their number to be chairman.
Adjournment of meeting
61.    The chairman may, with the consent of the Members at a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting, save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.
VOTING
Ordinary Resolution
62.    Save where a Special Resolution or other greater majority is required by the Act or these Articles, any question proposed for consideration at any general meeting shall be decided by an Ordinary Resolution.
Voting on a show of hands
63.    A vote by show of hands in lieu of a poll shall not be permitted.
Voting on a poll
64.    On a poll votes may be cast either personally or by proxy.
65.    A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses, in the same way.
66.    Subject to any rights or restrictions for the time being attached to any series, class or classes of Shares, including without limitation those set forth in Article 99, on a poll, every Member present in person or by proxy shall be entitled to one vote in respect of each Ordinary Share held by him, and, in the case of each Preferred Share held by him, to that many votes to which he would be entitled, if he converted such Preferred Shares at the then-effective Conversion Price on the record date in respect of the meeting at which the poll is taken, or, if no record date is established, the date the poll was taken.

67.    Other than as provided in these Articles or required by law, the holders of Ordinary Shares and the holders of Preferred Shares shall vote together and not as separate classes and there shall be no series voting of the Preferred Shares.
68.    In the case of joint holders of a Share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the joint holding.
69.    A Member of unsound mind, or, in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person of similar nature appointed by such court, and any such receiver, committee, curator bonis or other person may vote by proxy and may otherwise act and be treated as such Member for the purpose of the general meetings.
70.    No Member, unless the Directors otherwise determine, shall be entitled to vote at any general meeting, unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.
71.    No objection shall be raised as to the qualification of any voter or as to whether any votes have been properly counted except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time and in accordance with these Articles shall be referred to the chairman whose decision shall be final and conclusive.
PROXIES AND CORPORATE REPRESENTATIVES
Members' attendance and voting
72.    Subject to these Articles, each Member entitled to attend and vote at a general meeting may attend and vote at the general meeting:
72.1.    in person, or where a Member is a company or non-natural person, by a duly authorised corporate representative; or
72.2.    by one or more proxies.
73.    A proxy or corporate representative need not be a Member.
Appointment of proxies
74.    The instrument appointing a proxy shall be in writing under the hand of the Member or his duly authorised attorney or, if the Member is a corporation, under the hand of its duly authorised representative.
Form of proxy
75.    An instrument appointing a proxy may be in any usual or common form (or such other form the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or may appoint a standing proxy until notice of revocation is received at the Registered Office or at such place or places as the Directors may otherwise specify for the purpose.

Corporate representatives
76.    Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company.
Receipt of instrument of appointment
77.    The instrument appointing a proxy or corporate representative, and the power of attorney (if any) under which it is signed, together with such other evidence as to its due execution as the Directors may from time to time require, shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith, not less than 24 hours (or such longer or shorter time as the Directors may determine) before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote.
78.    In default of any of the provisions in these Articles to deposit any instrument of proxy or authorisation at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting, the instrument of proxy or authorisation shall not be treated as valid provided that the chairman of the meeting may in his discretion accept an instrument of proxy or authorisation sent by email or fax upon receipt of email or fax confirmation that the signed original thereof has been sent.
Standing Proxy
79.    The operation of a standing proxy or authorisation shall be suspended at any general meeting or adjournment thereof at which the Member is present in person or by specially appointed proxy. The Directors may require evidence as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until the Directors determine that they have received such satisfactory evidence.
Poll vote
80.    In the case of a poll taken subsequently to the date of a meeting or adjourned meeting, the instrument appointing the proxy or corporate representative referred to in these Articles shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting before the time appointed for the taking of the poll.
81.    The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.
Validity of votes
82.    A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the proxy or of the corporate authority, unless notice in writing of such death, unsoundness of mind or revocation was received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) before the commencement of the general meeting, or adjourned meeting, at which the Instrument or proxy is used.
Written resolutions
83.    In the case of a written resolution to be signed by a corporate representative, the instrument appointing the corporate representative shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting prior to the effective date of the written resolution.
Waiver by Directors
84.    Subject to the Act, the Directors may at their discretion waive any of the provisions of these Articles relating to proxies or authorisations and, in particular, may accept such verbal or other assurances as they think fit as to the right of any person to attend, speak and vote on behalf of any Member at general meetings or to sign written resolutions.
APPOINTMENT AND REMOVAL OF DIRECTORS
Number of Directors
85.    The number of Directors shall be eight. Directors shall serve for such term as the Members by Ordinary Resolution may determine, or in the absence of such determination, until they are removed from office or are disqualified or resign under the terms of these Articles; provided however that the Preferred Share Directors may only be removed or disqualified with the consent of the holders of a majority of the Preferred Shares then outstanding, voting as a separate class.
Appointment of Directors
86.    For so long as at least 2,000,000 Series A Preferred Shares (as adjusted for Recapitalizations) remain issued and outstanding, the holders of a majority of the Series A Preferred Shares then outstanding, voting as a separate class, may appoint two (2) Directors (the “Preferred Share Directors”) and may in like manner remove with or without cause a Preferred Share Director so appointed and may in like manner appoint another person in his stead.
87.    The holders of a majority of the Ordinary Shares then outstanding, voting as a separate class, may appoint four (4) Directors (the “Ordinary Share Directors”) and may in like manner remove with or without cause any Ordinary Share Director so appointed and may in like manner appoint another person in his stead.
88.    Subject to these Articles, the holders of Ordinary Shares and Preferred Shares, voting together as a single class on an as-converted basis, may appoint any remaining Directors (each, an “Independent Director”) and may in like manner remove with or without cause any Independent Director so appointed and may in like manner appoint another person in his stead.
89.    No shareholding qualification shall be required for Directors.

DIRECTOR RESIGNATION, REMOVAL AND VACANCIES
90.    Any Director may resign effective on giving written notice to the Board of Directors, unless the notice specifies a later time for that resignation to become effective.
91.    Vacancies in the Board of Directors shall be filled by the vote of the holders of that class or series of shares originally entitled to elect the Director whose absence or resignation created such vacancy.
92.    A vacancy or vacancies in the Board of Directors shall be deemed to exist (i) in the event of the death, resignation or removal of any Director, (ii) if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a criminal offense punishable by imprisonment, (iii) if the authorized number of Directors is increased, or
(iv) if the Members fail, at any meeting of Members at which any Director or Directors are elected, to elect the number of Directors to be elected at that meeting. Upon any vacancy arising as a result of paragraph
(i) or (ii) above, the Director concerned shall cease to be a Director.
POWERS AND DUTIES OF DIRECTORS
General power to manage business
93.    Subject to the provisions of the Act, the Memorandum and these Articles (including without limitation, Article 99), the business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Act or these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any clause of these Articles, to the provisions of the Act and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.
Borrowing powers
94.    Subject to Article 99, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.
Cheques
95.    All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or not, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

Benefits
96.    The Directors on behalf of the Company may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any Director or former Director who has held any executive office or employment with the Company or any body corporate which is or has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person.
Authority to bind Company
97.    No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of delivery of the deed or document, the Director, Secretary or other officer or person who shall have executed the same and/or affixed the Seal (if any) thereto as the case may be for and on behalf of the Company shall have ceased to hold such office or to hold such authority on behalf of the Company.
Executive Directors
98.    The Directors may from time to time appoint one of their number to be a managing director, joint managing director or an assistant managing director or to hold any other employment or executive office with the Company for such period and upon such terms as the Directors may determine and may revoke or terminate any such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine, and either in addition to or in lieu of his remuneration as a Director.
Protective Provisions
99.    Notwithstanding anything to the contrary in these Articles or the Memorandum, for so long as at least 2,000,000 Preferred Shares (as adjusted for Recapitalizations) remain issued and outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions without first obtaining the consent of holders of a majority of the Preferred Shares then outstanding, voting as a separate class:
(a)    any action that adversely alters or changes the rights, preferences or privileges of the Preferred Shares, including, but not limiting to, amend, alter or repeal any provision of the Memorandum or these Articles in a manner that affects the rights, preferences or privileges of the Preferred Shares or any series thereof;
(b)    increase or decrease (other than for decreases resulting from conversion of the Preferred Shares) the authorized number of Ordinary Shares, or of Preferred Shares or any series thereof;
(c)    authorize or create (by reclassification or otherwise) any new class or series of Shares or securities convertible into such class or series of Shares having rights, preferences or privileges senior to or on a parity with the Preferred Shares;

(d)    sell, convey or otherwise dispose of all or substantially all of the Company’s assets or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation), provided that this Article 99(d) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company;
(e)    cause or permit the redemption, repurchase or other acquisition, directly or indirectly, by the Company or through its subsidiaries or otherwise, of Ordinary Shares or Preferred Shares, other than
(i) repurchases or redemptions of Ordinary Shares issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their services at the lower of the original purchase price or the then-current fair market value thereof pursuant to agreements providing for the right of said repurchase or redemption, and (ii) redemptions of Preferred Shares to effect the conversion thereof pursuant to Article 164 or Article 167;
(f)    authorize, declare or pay any dividend to holders of the Ordinary Shares or Preferred Shares or any series thereof, whether payable in cash or otherwise;
(g)    increase or decrease the authorized size of the Board of Directors or the classes or series entitled to elect them;
(h)    voluntarily liquidate or dissolve;
(i)    enter into any transaction or series of related transactions deemed to be a liquidation, dissolution, or winding up of the Company, including Deemed Winding up Event;
(j)    grant exclusive licenses to all or substantially all of the Company’s intellectual property;
(k)    create or dissolve any subsidiary of the Company, or undertake any material change in relations between the Company and its subsidiaries or other entity affiliated with the Company (“Affiliate”); or
(l)    undertake any capital expenditure, or incur any debt for borrowed money, in excess of USD 500,000, unless previously included in a budget approved by the Board;
(m)    undertake any of the above actions with respect to any subsidiary of the Company; or
(n)    amend any of the foregoing provisions.
PROCEEDINGS OF DIRECTORS
Regulating proceedings
100.    Except as otherwise provided in these Articles, the Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn and otherwise regulate their meetings and proceedings, as they think fit. Except as otherwise provided in these Articles, questions arising at any meeting of Directors shall be decided by a majority of votes. In case of an equality of votes the chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.
Convening a meeting
101.    The Chief Executive Officer or President (in the absence of a Chief Executive Officer), or any four Directors may at any time summon a meeting of the Board of Directors by at least two days’ notice in writing to every Director. Such notice shall set forth the general nature of the business to be considered. If such notice is given in person, by cable, electronic mail, telex or telecopy, the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be.
102.    A Director may, and the Secretary on the requisition of a Director shall, at any time, summon a meeting of Directors by at least five days' notice in writing to every Director which notice shall set forth the general nature of the business to be considered provided however that notice may be waived by all the Directors either at, before or retrospectively after the meeting is held provided further that notice or waiver thereof may be given by email or fax.
103.    Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Board of Directors.
Quorum
104.    The quorum for the transaction of the business of the Directors shall be a simple majority of the Directors (including the presence of at least one Preferred Share Director), and shall be one if there is a sole Director. A Director who ceases to be a Director at a meeting of the Directors may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting provided no other Director objects and if otherwise a quorum of Directors would not be present.
Vacancies
105.    The continuing Directors may act notwithstanding any vacancy in their body, but, if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.
Chairman
106.    The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.
Written resolutions of Directors
107.    A resolution in writing signed by all of the Directors or all of the members of a committee of Directors for the time being entitled to receive notice of a meeting of the, including a resolution signed in counterpart and/or sent or evidenced by way of signed fax or electronic transmission, shall be as valid and effectual as if it had been passed at a meeting of the Directors or of a committee of Directors duly called and constituted.
Meeting by telephone or other facilities
108.    To the extent permitted by law, a meeting of the Directors or a committee appointed by the Directors may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.
Validity of acts In spite of defect
109.    All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.
Minutes
110.    The Directors shall cause minutes to be made and records kept for the purpose of recording:
110.1    all appointments of office made by the Directors;
110.2    the names of the Directors and other persons present at each meeting of the Directors and of any committee of the Directors; and
110.3    all resolutions and proceedings at all meetings of the Members of the Company or any class of Members and of the Directors and of committees of Directors; and the chairman or Secretary of all such meetings or of any meeting confirming the minutes thereof shall sign the same.
DIRECTORS' INTERESTS
111.    A Director may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as to remuneration and otherwise as the Directors (including the Preferred Share Directors) may determine.
112.    A Director or officer may act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor), and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer.
113.    No Director or officer shall be disqualified from his office or prevented by such office from holding any office or place of profit under the Company or under any company in which the Company shall be a Member or have any interest, or from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or officer shall be in any way interested be or be liable to be avoided nor shall any Director or officer so contracting, dealing or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established.
Disclosure and nature of interest
114.    A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of the Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.
115.    The nature of the interest of any Director or officer in any contract, dealing or transacting with or affecting the Company shall be disclosed by him at or prior to its consideration and any vote thereon and a general notice that a Director or officer is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure hereunder and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
DELEGATION OF DIRECTORS' POWERS
Power to delegate
116.    Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm or person or fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.
117.    The Directors may delegate any of the powers exercisable by them to a Managing Director, Director or any other person or persons acting individually or jointly as they may from time to time by resolution appoint upon such terms and conditions and with such restrictions as they may think fit, and may from time to time by resolution revoke, withdraw, alter or vary all or any such powers.
Alternate Directors
118.    Alternate directors shall not be permitted. A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.
Committees of Directors
119.    The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.
120.    A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

121.    A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present and in case of an equality of votes the chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.
Officers
122.    The Company may have several executive officers, including a Chief Executive Officer, a President, a Chief Operating Officer, a Secretary and one or more other officers with independent policy-making authority, each of whom shall be appointed by the Board of Directors. The Board of Directors or the Chief Executive Officer may also from time to time appoint such other officers as it or he considers necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Board of Directors and/or the Chief Executive Officer from time to time prescribe.
DIRECTORS' REMUNERATION
Remuneration
123.    The remuneration to be paid to the Directors, if any, shall be determined by the Company in general meeting or, in the absence of such a determination, by the Directors.
Expenses
124.    Each Director shall also be entitled to be paid his reasonable travelling, hotel and other expenses properly incurred by him in connection with his attendance at meetings of the Directors, committees of the Directors or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.
Additional remuneration
125.    The Directors may by resolution approve additional remuneration to any Director for services which in the opinion of the Directors go beyond the ordinary duties of a Director, and such extra remuneration shall be in addition to any remuneration provided for, by or pursuant to any other Article.
SEALS AND DEEDS
Use of Seal
126.    The Directors may determine that the Company shall have a Seal, and if they so determine, shall provide for the safe custody of the Seal. The Seal shall only be used by the authority of the Directors and in the presence of a Director or the Secretary or such other person as the Directors may by resolution appoint for this purpose, and every instrument to which the Seal affixed shall be signed by the relevant person. Notwithstanding the above, annual returns and notices filed under the Act may be executed either as a deed or under Seal and in either case without the need for the authority of a resolution of the Directors.
Duplicate Seal
127.    The Company may maintain in any place or places outside the Cayman Islands a facsimile of any Seal and such facsimile seal shall be affixed in the same way as if it were the Seal.

Execution of deeds
128.    In accordance with the Act, the Company may execute any deed or other instrument (which would otherwise be required to be executed under Seal) by the signature of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.
DIVIDENDS
Payment of Dividends
129.    Each Preferred Share and Ordinary Share shall have the following rights to dividends:
(a)    In any calendar year, the holders of outstanding Preferred Shares shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time available therefor under applicable law and these Articles, at the Dividend Rate, payable in preference and priority to any declaration or payment of any Distribution on Ordinary Shares of the Company in such calendar year. No Distributions in any calendar year shall be made with respect to Ordinary Shares until dividends on the Preferred Shares, as set forth in the preceding sentence, have been paid or set aside for payment to the holders of Preferred Shares. Payment of any dividends to the holders of the Preferred Shares shall be on a pro rata, pari passu basis. The right to receive dividends on Preferred Shares shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Shares by reason of the fact that dividends on said Shares are not declared or paid in any calendar year.
(b)    After payment of all declared dividends on the Preferred Shares has been paid or set aside for payment to the holders of Preferred Shares in a calendar year, any additional dividends declared shall be distributed among all holders of Ordinary Shares and Preferred Shares (on an as-if converted to Ordinary Share basis) on a pro rata basis in proportion to the number of Ordinary Shares then held by each such holder.
(c)    In the event that the Company shall have declared but unpaid dividends outstanding upon the Preferred Shares, then immediately prior to and in the event of a conversion of Preferred Shares, the Company shall pay such dividends.
130.    Subject to the Act and these Articles, the Directors may from time to time declare dividends to be paid to the Members according to their rights and interests, including such interim dividends as appear to the Directors to be justified by the position of the Company. The Directors may also pay any fixed cash dividend which is payable on any Shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Directors, justifies such payment.
131.    No dividend shall be paid otherwise than out of profits or out of monies otherwise available for dividend in accordance with the Act.

Calculation of Dividends
132.    [Intentionally left blank]
Deductions
133.    The Directors may deduct from any dividend, distribution or other monies payable to a Member by the Company on or in respect of any Shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of Shares of the Company.
Joint Holders
134.    If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other money payable on or in respect of the Share.
Payment Method
135.    Any dividend may be paid by cheque or warrant sent through the post to the address of the Member or person entitled thereto in the Register of Members or in the case of joint holders addressed to the holder whose name stands first in the Register of Members in respect of the Shares at his registered address as appearing on the Register of Members or to such person and such address as the Member or person entitled or such joint holders as the case may be may direct in writing. Every such cheque or warrant shall, unless the holder or joint holders may in writing direct, be made payable to the order or the person to whom it is sent or to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register of Members in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the Shares held by such joint holders.
Satisfaction by distribution of specific assets
136.    The Directors may declare that any dividend or distribution is paid wholly or partly by the distribution of specific assets and, in particular, of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and where any difficulty arises in regard to such dividend or distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional shares or ignore fractions altogether and may fix the value for dividend or distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis or the value so fixed in order to secure equality of distribution, and may vest any such specific assets in trustees as may seem expedient to the Directors.
No Interest
137.    No dividend or other distribution or other monies payable by the Company on or in respect of any Share shall bear interest against the Company.
Unclaimed Dividends
138.    All unclaimed dividends or distributions may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend or distribution unclaimed by a Member six years after the dividend or distribution payment date shall be forfeited and revert to the Company.
RESERVES
139.    The Directors may, before declaring any dividend or distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose of the Company, and pending such application may, in their discretion, be employed in the business of the Company or be invested in such manner as the Directors may from time to time think fit. The Directors may also without placing the same to reserve carry forward any sums which they think it prudent not to distribute.
CAPITALISATION OF PROFITS
Capitalisation
140.    Subject to other provisions of these Articles, the Directors may capitalise any sum standing to the credit of any of the Company's reserve accounts which are available for distribution (including its Share Premium Account and capital redemption reserve fund, subject to the Act) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sums to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid.
Authorisation
141.    Where any difficulty arises in regard to any distribution under the last preceding Article, the Directors may settle the same as they think expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Directors. The Directors may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.
SHARE PREMIUM ACCOUNT
142.    The Directors shall in accordance with the Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.
143.    There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Act, out of capital.

ACCOUNTING RECORDS
Books of account
144.    The Directors shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company's affairs and show and explain its transactions and otherwise in accordance with the Act.
Inspection by Members
145.    The accounting records shall be kept at the Registered Office or at such other place or places as the Directors think fit, and shall at all times be open to inspection by the Directors. No Member (who is not also a Director) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Directors or by the Members by Ordinary Resolution, provided that any Member who continues to hold at least two million (2,000,000) Preferred Shares or Ordinary Shares shall be entitled to the same inspection rights as the Directors.
Records and audit
146.    From time to time the Company in general meeting may determine (or evoke, alter or amend any such determination) or, failing such determination, the Directors may determine (or revoke, alter or amend any such determination):
146.1    that the accounts of the Company be audited and the appointment of the Auditors;
146.2    that there be prepared and sent to each Member and other person entitled thereto a profit and loss account, a balance sheet, group accounts and/or reports for such period and on such terms as they may determine; and
146.3    that there be laid before the Company in general meeting a copy of every balance sheet together with a copy of the Auditor's report.
SERVICE OF NOTICES AND DOCUMENTS
Form and delivery of notices
147.    Notices or other documents or communications may be given to any Member by the Company either personally or by sending it by courier, post, fax or email to him to his registered address, or (if he has no registered address) to the address, if any, supplied by him to the Company for the giving of notices to him (provided that FIIF shall in any event receive international courier and facsimile notices). Any notice shall be deemed to be effected:
147.1    if delivered personally or sent by courier, by properly addressing and prepaying a letter containing the notice; and to have been effected, in the case of a notice of a meeting, when delivered;
147.2    if sent by post, by properly addressing, prepaying, and posting a letter containing the notice (by airmail if available) and to have been effected, in the case of a notice of a meeting, at the expiration of three days after it was posted; and
147.3    if sent by fax or email by properly addressing and sending such notice through the appropriate transmitting medium and to have been effected on the day the same is sent.

148.    A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.
149.    A notice may be given by the Company to the person entitled to a Share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.
150.    Notice of every general meeting shall be given in any manner hereinbefore authorised to:
150.1    every Member entitled to vote except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and
150.2    every person entitled to a Share in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.
151.    No other persons shall be entitled to receive notices of general meeting.
WINDING UP
152.    If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as he thinks fit. The liquidator shall, in relation to the assets available for distribution among the Members, distribute the same to the Members as follows:
(a)    In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Preferred Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution among the Members (and prior and in preference to any payment on the Ordinary Shares) a liquidation preference in the amount per Preferred Share equal to the greater of (i) Original Purchase Price applicable to such Preferred Share (as adjusted for Recapitalizations) plus all declared but unpaid dividends or (ii) such amount per share as would have been payable had all shares of such series of Preferred Shares been converted into Ordinary Shares pursuant to Article 164 immediately prior to such liquidation, dissolution or winding up (the “Liquidation Preference”);
(b)    In the event that the assets available for distribution among the Members are insufficient to pay the Liquidation Preference in full, the holders of Preferred Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution among the Members as follows: an amount equal to that holder’s total Liquidation Preference entitlement under paragraph (a) above, divided by the aggregate of all such holders’ entitlements under paragraph (a) above, multiplied by the aggregate amount available for distribution under this Article 152; and
(c)    Subject to the prior payment of all amounts due to the holders of Preferred Shares in accordance with the above paragraphs, the balance of all remaining assets available for distribution to Members shall be distributed pro rata amongst the holders of Ordinary Shares.
153.
(a)    For purposes of these Articles, a Sale of Assets, reorganization, consolidation, acquisition, merger, or similar transaction of the Company, after which the stockholders of the Company immediately prior to such transaction do not hold at least a majority of the voting securities of the surviving entity immediately after such transaction (but excluding a bona fide equity financing) (also referred to herein as a “Deemed Winding Up Event”), shall be treated as a liquidation, dissolution or winding up of the Company so that each holder of Preferred Shares receives the Liquidation Preference, whether by dividend or redemption of Shares (as determined by the Board of Directors) as set forth in Article 152 provided, however, that the holders of at least a majority of the then outstanding shares of each series of Preferred Shares, voting as a separate class, may waive, on behalf of themselves and all holders of such series of Preferred Shares, the treatment of any Deemed Winding Up Event as a liquidation, dissolution or winding up of the Company.
(b)    No Member shall be a party to any Share Sale unless (a) all holders of Preferred Shares are allowed to participate in such transaction(s) and (b) the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified herein in effect immediately prior to the Share Sale (as if such transaction(s) were a Deemed Winding Up Event), unless the holders of at least the requisite percentage required to waive treatment of the transaction(s) as a Deemed Winding Up Event pursuant to the terms herein, elect to allocate the consideration differently by written notice given to the Company at least 30 days prior to the effective date of any such transaction or series of related transactions.
154.    If any assets of the Company distributed to Members in connection with any liquidation, dissolution, or winding up of the affairs of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, including a majority of the Preferred Share Directors, except that any publicly-traded securities to be distributed to Members in a liquidation, dissolution, or winding up of the affairs of the Company shall be valued as follows:
(a)    If the securities are then traded on an internationally-recognized securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the distribution date; or
(b)    if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution date.
In the event of any Deemed Winding Up Event, the distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Article 154 entitled Winding Up, “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.
INDEMNITY
Indemnity and limitation of liability
155.    Every Indemnified Person shall, in the absence of willful neglect or default, be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage, cost or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses on a full indemnity basis properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company's business or in the discharge of his duties and the indemnity contained in this Article shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election.
156.    No Indemnified Person shall be liable to the Company for acts, defaults or omissions of any other Indemnified Person.
Indemnity and reimbursement
157.    Every Indemnified Person shall be indemnified out of the funds of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company's business or in the discharge of his duties in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application in which relief from liability is granted to him by the court.
158.    To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Articles in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.
Willful neglect or default
159.    Each Member and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any act or omission of such Indemnified Person in the performance of his duties for the Company; provided however, that such waiver shall not apply to any claims or rights of action arising out of the willful neglect or default of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

Advance of legal fees
160.    Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Articles shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified pursuant to these Articles. Each Member of the Company shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Article are made to meet expenditures incurred for the purpose of enabling such Indemnified Person to properly perform his or her duties to the Company.
CONTINUATION
161.    The Company shall have the power, subject to the provisions of the Act and with the approval of a Special Resolution, to continue as a body incorporated under the laws of any Jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.
AMENDMENT OF MEMORANDUM AND ARTICLES
162.    Subject to the provisions of the Act and these Articles (including without limitation Article 99), the Company may from time to time by Special Resolution alter or amend the Memorandum or these Articles in whole or in part provided that no such amendment shall affect the special rights attaching to any class of Shares without the consent or sanction provided for in these Articles.
163.    Notwithstanding anything contained herein to the contrary, any amendment, alteration, or repeal of any provisions contained in these Articles which require consents of a specific shareholder or a specific group of shareholders shall not be amended, altered or repealed without the prior written consent or affirmative vote of such shareholder or such group of shareholders.
CONVERSION OF PREFERRED SHARES
164.    Each holder of Preferred Shares shall be entitled to convert any or all of its Preferred Shares, at any time, without the payment of any additional consideration, into such number of fully paid Ordinary Shares as is determined by dividing the Original Purchase Price by the Conversion Price in effect at the time of conversion. Any conversion of Preferred Shares made pursuant to these Articles shall be effected by the repurchase by the Company of the relevant number of Preferred Shares and the automatic application of the proceeds of the repurchase to the issue of the appropriate number of Ordinary Shares to such holder.
165.    The price at which each Ordinary Share shall be issued upon conversion of Preferred Shares without the payment of any additional consideration by the holders thereof (the “Conversion Price”) shall initially be the Original Purchase Price. The Conversion Price for Preferred Shares shall be subject to adjustment, in order to adjust the number of Ordinary Shares into which the Preferred Shares is convertible, as hereinafter provided.
166.    Upon conversion, any declared and unpaid dividends on the Preferred Shares shall be paid.
167.    Each Preferred Share shall automatically be converted into Ordinary Shares at the then-effective Conversion Price (A) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (or similar securities laws, to the extent applicable, in connection with an offering of securities in a jurisdiction other than the United States pursuant to which such securities will be listed upon an internationally-recognized securities exchange) covering the offer and sale of Ordinary Shares to the public with gross cash proceeds to the Company in respect of all such Ordinary Shares so offered of at least USD 25,000,000 at a per share price not less than USD 9.98 (subject to adjustment for Recapitalizations) (a “Qualified IPO”), or (B) with the vote or written consent of the holders of at least a majority of the then outstanding Preferred Shares, voting as a separate class, to convert their Preferred Shares at the then-effective Conversion Price.
168.    No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then fair value of an Ordinary Share as determined by the Board of Directors. For such purpose, all Preferred Shares held by each holder of Preferred Shares shall be aggregated, and any resulting fractional Ordinary Share shall be paid in cash.
169.    The right to convert shall be exercisable by the holder of Preferred Shares surrendering the certificate or certificates therefore at the registered office of the Company or the office of any transfer agent for the Preferred Shares together with a written notice that such holder elects to convert a specified number of Preferred Shares on a specified date. In the event of an automatic conversion pursuant to Article 167, all outstanding Preferred Shares shall be converted by the Company without any further action by the holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent in respect of such Preferred Shares. The Company will give notice of the automatic conversion to the holders of Preferred Shares within twenty (20) Business Days of the Conversion Date. The Company will not issue certificates in respect of any Ordinary Shares into which Preferred Shares have been converted upon automatic conversion unless the certificates in respect of the Preferred Shares so converted are either delivered to the registered office of the Company or to the office of its transfer agent in respect of such Preferred Shares or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable following delivery of the certificates representing Preferred Shares or an indemnity as aforesaid, in the case of an automatic conversion, or as soon as practicable following the Conversion Date in respect of any conversion at the option of the holders, enter in the Register of Members the number of Ordinary Shares held by such holder and the address details of such holder, issue and deliver to such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid, together with a check, if applicable, payable to the holder in the amount of any cash amount payable as the result of any fractional share resulting from the conversion of Preferred Shares into Ordinary Shares.
ADJUSTMENT TO CONVERSION PRICE
170.    In accordance with the provisions set forth in Article 171, the Conversion Price of the Preferred Shares shall be adjusted in respect of the issuance of Additional Ordinary Shares if the consideration per share for such Additional Ordinary Shares issued or, pursuant to Article 171 hereof, deemed to be issued by the Company, is less than the Conversion Price in effect on the date of and immediately prior to such issuance of Additional Ordinary Shares.
171.    In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities that are exercisable for or convertible into, directly or indirectly, Additional Ordinary Shares, then the maximum number of Additional Ordinary Shares

(as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) directly or indirectly issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and conversion or exchange of the underlying Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue for the purposes of conversion price calculation (although the date of such issue may be different on the books of the Company, subject to the recordation of such Additional Ordinary Shares on the Register of Members of the Company), provided that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 173) of such Additional Ordinary Shares would be less than the Conversion Price of the Preference Shares in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:
(a)    no adjustment in the Conversion Price of Preferred Shares shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;
(b)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or in the number of Ordinary Shares issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Article 171), then the Conversion Price of the Preferred Shares computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);
(c)    no readjustment pursuant to clause (b) above shall have the effect of increasing the Conversion Price of the Preferred Shares to an amount above the Conversion Price that would have resulted from the issuance or deemed issuance in question had such issuance or deemed issuance originally been for such changed amount of consideration or number of Ordinary Shares; and
(d)    upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of the Preferred Shares computed upon the original issue thereof and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:
(i)    in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and
(ii)    in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 173 hereof) upon the issue of the Convertible Securities with respect to which such Options were actually exercised.
172.    In the event the Company shall issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 171 hereof) without consideration or for a consideration per share less than the Conversion Price of the Preferred Shares in effect on the date of and immediately prior to such issue, then, the Conversion Price of the Preferred Shares shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Company for the total number of Additional Ordinary Shares so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Ordinary Shares outstanding immediately prior to such issue plus the number of such Additional Ordinary Shares so issued. For the purposes of this Article 172, all Ordinary Shares directly or indirectly issuable upon conversion of all outstanding Preferred Shares and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding. Notwithstanding the foregoing, the Conversion Price of the Preferred Shares shall not be reduced at such time if the amount of such reduction would be less than USD 0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal USD 0.01 or more in the aggregate.
173.    The consideration received by the Company for the issue or deemed issuance of any Additional Ordinary Shares shall be computed as follows:
(a)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with such issuance and excluding amounts paid or payable for accrued interest or accrued dividends;
(b)    insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors, including at least a majority of the Preferred Share Directors; and
(c)    in the event Additional Ordinary Shares are issued together with other Shares or securities or other assets of the Company for consideration, which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board of Directors.

(d)    The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 171 hereof, relating to Options and Convertible Securities, shall be determined by dividing
(i)    the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by
(ii)    the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) directly or indirectly issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
174.    The Conversion Price in effect from time to time for the Preferred Shares shall be subject to adjustment in certain cases, and the other adjustments provided for in paragraphs (d), (e) and (f) shall also be effected, as follows:
(a)    In the event the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Ordinary Shares payable in Ordinary Shares or effect a subdivision of the outstanding Ordinary Shares (by share split, reclassification or otherwise than by payment of a dividend in Ordinary Shares), the Conversion Price for the Preferred Shares then in effect shall, concurrently with the payment of such dividend or distribution or the effectiveness of such subdivision, as the case may be, be proportionately decreased.
(b)    In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Conversion Price for the Preferred Shares then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.
(c)    In the event the Company, at any time or from time to time, makes or fixes a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities of the Company other than Ordinary Shares and other than as otherwise adjusted in this Article 174, then and in each such event, provision shall be made so that the holders of the Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company which they would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 174 with respect to the rights of the holders of such Preferred Shares.
(d)    If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of Shares, whether by recapitalization, exchange, substitution, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then in any such event each holder of Preferred Shares shall have the right thereafter to receive upon conversion of the Preferred Shares held by them, in lieu of the number of Ordinary Shares which the holders would otherwise have been entitled to receive, the number and type of shares to which a holder of the Ordinary Shares deliverable upon conversion of all such Preferred Shares immediately prior to such event would have been entitled to receive upon such event.
(e)    If at any time or from time to time there shall be a recapitalization, exchange or substitution of the Ordinary Shares (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in this Article 174) or a merger or consolidation of the Company with or into another corporation or entity, or the sale of all or substantially all of this Company’s properties and assets to any other person, in each case other than a Deemed Winding-Up Event, then as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares held by them, the number of shares or other securities or property of the Company, or of the successor company resulting from such reorganization, merger, consolidation or sale, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled to upon such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 174 so that this Article 174 shall be applicable after that event as nearly equivalent as may be practicable.
(f)    In the event the outstanding Preferred Shares shall be subdivided (by share split, by payment of a dividend or otherwise) into a greater number of Preferred Shares, the Dividend Rate, the Original Purchase Price and the Liquidation Preference of the Preferred Shares in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Preferred Shares shall be combined (by reclassification or otherwise) into a lesser number of Preferred Shares, the Dividend Rate, the Original Purchase Price and the Liquidation Preference of the Preferred Shares in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
(g)    Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of each series of the Preferred Shares may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the then outstanding shares of such series of the Preferred Shares, voting as a separate class. Any such waiver shall bind all future holders of shares of such Shares.
175.    Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Article 174, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Shares.
DRAG-ALONG RIGHTS
176.    Subject to the provisions of these Articles (including, without limitation, Article 99), if the Board (subject to such rules and regulations for its proceedings as may apply generally), as well as the holders of at least a majority of the then outstanding Ordinary Shares, voting as a separate class, and holders of at least a majority of the then outstanding Preferred Shares, voting together as a separate class, (collectively, the “Approving Members”) vote in favor of, otherwise consent in writing to, and/or otherwise agree in writing to sell or transfer all of their Shares in any Sale of Assets, then the Company shall promptly notify each of the remaining members (“Remaining Members”) in writing of such vote, consent and/or agreement and the material terms and conditions of such Sale of Assets, whereupon each Remaining Member shall, in accordance with instructions received from the Company, vote all of its Shares in favor of, otherwise consent in writing to, and/or otherwise sell or transfer all of its Shares in such Sale of Assets (including without limitation tendering original share certificates for transfer, signing and delivering share transfer certificates, share sale or exchange agreements, and certificates of indemnity relating to any Shares in the event that such Remaining Member has lost or misplaced the relevant share certificate) on the same terms and conditions as were agreed to by the Approving Members (the “Drag-Along Right”) so long as (i) the liability for indemnification, if any, of such member in the Sale of Assets for the inaccuracy of any representations and warranties made by the Company or its members in connection with such Sale of Assets is several and not joint with any other person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any member of any of identical representations, warranties and covenants provided by all members), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Sale of Assets; and (ii) liability shall be limited to such stockholder's applicable share (determined based on the respective proceeds payable to each member in connection with such Sale of Assets in accordance with the provisions of these Articles) of a negotiated aggregate indemnification amount that applies equally to all members but that in no event exceeds the amount of consideration otherwise payable to such member in connection with such Sale of Assets, except with respect to claims related to fraud by such member, the liability for which need not be limited as to such member; provided, however, that such terms and conditions, including with respect to price paid or received per Share, may differ as between the Ordinary Shares and the Preferred Shares and different series of Preferred Shares (including without limitation, in order to reflect the Liquidation Preference and participation rights of the Liquidation Preference as set forth in Article 152), and each Remaining Member shall not exercise or attempt to exercise any dissenters’ rights, appraisal rights, or other similar rights in connection with such Sale of Assets. Proceeds or consideration due to all Members shall be distributed or paid in accordance with the liquidation preference provisions of these Articles. Remaining Members will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their Shares of such same class or series of Shares, which shall be either cash or freely-tradeable equity securities, except as may be otherwise agreed by any Member in writing. Each Remaining Member holding Preference Shares will receive the same amount of consideration per Preference Share as is received by other Remaining Members in respect of their Preference Shares. Each Remaining Member holding Ordinary Shares will receive the same amount of consideration per Ordinary Share as is received by other Remaining Members in respect of their Ordinary Shares. Cisco, Skylark, FIIF and Samsung shall be required neither (a) to make any representations, warranties or covenants, except with respect to their respective ownership of the Company’s securities to be sold by each of them (including its ability to convey title free and clear of liens, encumbrances or adverse claims and reasonable covenants regarding confidentiality, publicity and similar matters); nor (b) to amend, extend, enter into or terminate any contractual relationship with the Company, the acquirer or their respective affiliates, except for any contract or arrangement which by its own terms provides for an extension, modification or termination upon the consummation of a Sale of Assets; nor (c) to agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Sale of Assets or other covenant; nor (d) to make any out of pocket expenditure prior to the consummation of the Sale of Assets (excluding modest expenditures for postage, copies, etc.), and shall not be obligated to pay any expenses incurred in connection with a consummated Sale of Assets, except indirectly to the extent such costs are incurred for the benefit of all of the Company’s stockholders and are paid by the Company or the party to such Sale of Assets (costs incurred by or on behalf of Cisco, Skylark, FIIF or Samsung, for any of their sole benefit will not be considered costs of the transaction hereunder); nor (e) to execute any joinder or similar agreement which would obligate it in a manner inconsistent with this sentence. For so long as Cisco, Skylark, FIIF or Samsung are shareholders, Cisco’s rights in the previous sentence may only be amended or waived with the written consent of Cisco, Skylark’s rights in the previous sentence may only be amended or waived with the written consent of Skylark, FIIF’s rights in the previous sentence may only be amended or waived with the written consent of FIIF and Samsung’s rights in the previous sentence may only be amended or waived with the written consent of Samsung. In addition, for so long as any Series D Preferred Shares or Series D+ Preferred Shares remain outstanding, the Drag-Along Right shall not be binding on the holders of Series D Preferred Shares or Series D+ Preferred Shares (as applicable) unless the consideration to be received by the holders of the Series D Preferred Shares or Series D+ Preferred Shares in such Sale of Assets equal or exceeds the Liquidation Preference applicable to such Series D Preferred Shares or the Series D+ Preferred Shares (as applicable). For so long as any Series D Preferred Shares or any Series D+ Preferred Shares remain outstanding, the rights of the holders of the Series D Preferred Shares or any Series D+ Preferred Shares in the previous sentence may only be amended or waived, respectively, with the written consent of holders of at least a majority of the Series D Preferred Shares or any Series D+ Preferred Shares then outstanding.
In furtherance of the foregoing, in the event that the Approving Members approve a Sale of Assets, the Company is hereby irrevocably and expressly authorized by each Remaining Member, except for Cisco, Skylark, FIIF and Samsung, to take any or all of the following actions on such Remaining Member’s behalf (without receipt of any further consent by such Remaining Member): (i) vote all of the Shares of such Remaining Member in favor of such Sale of Assets; (ii) otherwise consent on such Remaining Member’s behalf to such Sale of Assets; (iii) sell all of such Remaining Member’s Shares in such Sale of Assets, in accordance with the terms and conditions of this Article 176; and/or (iv) act as the Remaining Member’s attorney-in-fact in relation to such Sale of Assets and have the full authority to sign and deliver, on behalf of such Remaining Member, share transfer certificates, share sale or exchange agreements and certificates of indemnity relating to any Shares in the event that such Remaining Member has lost or misplaced the relevant share certificate.
The proxies and powers granted pursuant to this Article 176 are coupled with an interest and are given to secure the performance of each of the obligations of the Remaining Members under the agreements pursuant to which the Remaining Members obtained their respective shares. Such proxies and powers shall be irrevocable and shall survive the death, incompetency, disability or bankruptcy of such Remaining Members and bind the subsequent holders of such shares. Notwithstanding the foregoing provisions of this Article 176, the Remaining Members shall not be obligated to vote, consent and/or sell their Shares in connection with such Sale of Assets to the extent that all of the Approving Members do not also do so with respect to all of the applicable class or series of Shares held by them.
The rights and obligations set forth in this Article 176 shall terminate upon the closing of the Qualified IPO.